Exhibit 99.1

[Logo of Sparton Corporation]	NEWS RELEASE
Sparton Corporation Announces The Issuance of a Cash Dividend And A Stock Repurchase
JACKSON, Mich.—(BUSINESS WIRE)—Aug. 29, 2005—Sparton Corporation (NYSE:SPA) announced the issuance of a cash dividend, along with the implementation of a program for the repurchase of the Company stock.
The Board of Directors at their August 26, 2005 meeting reviewed the financial results for fiscal 2005. Based upon those results, and the Company’s continued financial strength, the Board discussed and approved the payment of a $.10 per share cash dividend to shareowners of record on September 14, 2005. The cash dividend will be mailed to shareowners October 5, 2005. The Board will review the Company’s financial results and condition each year and consider the payment of a cash dividend at that time.
Also at the August meeting, the Board discussed and approved a stock repurchase program, effective September 14, 2005. The Company believes that the current stock price does not reflect its true long-term value. Given the fiscal 2005 operating results and our continued financial strength, the purchase of Company stock is believed to be a good use of capital and another way to potentially enhance shareowner value. The repurchase of up to $4,000,000 of shares of its outstanding common stock was authorized by the Board. Sparton has selected A.G.Edwards & Sons as the broker/dealer to assist the Company in any repurchases made by the Company in connection with the stock repurchase program. Purchases will be made on the open market over the next 24 months and will be subject to market conditions and all applicable laws and regulations. The timing of purchases and the exact number of shares to be purchased will depend on market conditions at the time. The share repurchase program does not include specific price targets or timetables and may be suspended at any time. The Company intends to finance the purchases using its available cash and short-term investments. Repurchased shares will be used principally for ongoing stock issuances under the employee stock incentive plan and other general corporate purposes.
This news release contains forward-looking statements within the scope of the Securities Act of 1933 and the Securities Exchange Act of 1934. The words “encouraged”, “appear”, “expect”, “anticipate”, and similar expressions, and the negatives of such expressions, are intended to identify forward-looking statements. Although the Company believes that these statements are based upon reasonable assumptions, such statements involve risks, uncertainties, and assumptions, including but not limited to industry and economic conditions, customer actions, and the other factors discussed in the Company’s form 10-K for the year ended June 30, 2005, and its other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.
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